UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 21, 2019

LILIS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Main St, Suite 700
Fort Worth, TX 76102
(Address of principal executive office, including zip code)
(817) 585-9001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

å	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
å	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
å	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
å	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Securities registered pursuant to Section 12(b) of the Act

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	LLEX	NYSE American

Item 1.01     Entry into a Material Definitive Agreement.

On November 27, 2019, Lilis Energy, Inc. (the “Company”) entered into a Fifth Amendment (the “Fifth Amendment”) to the Second Amended and Restated Senior Secured Revolving Credit Agreement dated as of October 10, 2018 (as amended, the “Revolving Credit Agreement”) among the Company, certain subsidiaries of the Company, as guarantors, the lenders party thereto, and BMO Harris Bank N.A., as administrative agent. The Fifth Amendment provides that the semi-annual redetermination of the borrowing base under the Revolving Credit Agreement previously scheduled to occur on or about November 1, 2019 (the “Fall 2019 Scheduled Redetermination”) will instead occur on December 16, 2019. Additionally, among other matters, the Fifth Amendment shortened the period over which the Company may repay in installments any borrowing base deficiency that may exist as a result of the Fall 2019 Scheduled Redetermination, as described below.

Under the Revolving Credit Agreement, a borrowing base deficiency will occur if the amounts outstanding under the Revolving Credit Agreement exceed the borrowing base then in effect. If a borrowing base deficiency occurs, the Company is required to repay borrowings in excess of the borrowing base or eliminate the borrowing base deficiency by pledging additional oil and gas properties to secure its obligations under the Revolving Credit Agreement. The Company has the option to effect such repayment either (1) in full within 30 days after the redetermination or (2) in monthly installments over a period of, except as amended by the Fifth Amendment, six months, commencing 30 days after the redetermination. The Fifth Amendment provides that, for a borrowing base deficiency that exists as a result of the Fall 2019 Scheduled Redetermination only, the period over which the Company may repay the amount of the deficiency in installments will be four months, rather than six months, commencing 30 days after the redetermination.

As previously disclosed, the Company currently is fully drawn against the existing $115 million borrowing base under the Revolving Credit Agreement. The Company is currently considering alternative secured financing to replace the Revolving Credit Agreement. Additionally, the Company may consider sales of non-core assets to fund any repayment obligations under the Revolving Credit Agreement that may arise from a borrowing base deficiency that results from the Fall 2019 Scheduled Redetermination.

The foregoing description of the terms of the Fifth Amendment is not complete and is qualified in its entirety by reference to the full copy of the Fifth Amendment filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 21, 2019, the Company received a deficiency letter (the “Deficiency Letter”) from the NYSE American LLC (“NYSE American”) stating that the Company is below compliance with the continued listing standards as set forth in Section 1003(a)(i)-(iii) of the NYSE American Company Guide (the “Company Guide”) because it has reported a stockholders’ equity deficiency as of September 30, 2019 and net losses in its five most recent fiscal years ended December 31, 2018.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards set forth in Section 1003(a)(i)-(iii) of the Company Guide, subject to the Company’s compliance with other continued listing requirements of the NYSE American. The Deficiency Letter does not affect the Company’s business operations or its reporting obligations under the rules and regulations of the Securities and Exchange Commission, nor does the Deficiency Letter conflict with or cause an event of default under any of the Company’s material agreements.

Consistent with the rules set forth in the Company Guide, the Company intends to submit a detailed plan of compliance advising the NYSE American of the actions the Company has taken, or plans to take, that would bring it into compliance with the NYSE American’s continued listing standards within 18 months of receipt of the Deficiency Letter.

Item 8.01     Other Information.

On November 27, 2019, the Company issued a press release disclosing receipt of the Deficiency Letter. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference herein.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1*	Fifth Amendment to Second Amended and Restated Credit Agreement dated November 27, 2019
99.1*	Press Release dated November 27, 2019.

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2019	LILIS ENERGY, INC.

	By:	/s/ Joseph C. Daches
Joseph C. Daches
Chief Executive Officer, President, and Chief Financial Officer